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EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-106603) and related Prospectus of MSC.Software Corporation for the registration of $100,000,000 of 2 1/2% senior subordinated convertible notes and 15,261,677 shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2001, with respect to the consolidated financial statements of MSC.Software Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California November 10, 2003

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS